UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 19, 2009

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 30, 2009, Apollo Gold Corporation (the “Company”) entered into a letter of intent with Elkhorn Goldfields Inc. (“Elkhorn Goldfields”) pursuant to which Elkhorn Goldfields agreed to purchase all of the outstanding capital stock of Montana Tunnels Mining, Inc., an indirect wholly owned subsidiary of the Company (“Montana Tunnels”).  Montana Tunnels is the owner of the Montana Tunnels open pit mine and mill (a 50/50 joint venture with Elkhorn Tunnels LLC (“Elkhorn Tunnels”), an affiliate of Elkhorn Goldfields), the Diamond Hill mine and mill and assets ancillary thereto.  The Montana Tunnels mine has been on care and maintenance since May 1, 2009.

The letter of intent provides for staged cash payments in the aggregate amount of US$5 million payable over a seven month period, of which a non-refundable deposit of $250,000 was received by the Company on or about October 19, 2009.  Pursuant to the terms of the letter of intent, payment of this initial non-refundable deposit of $250,000 rendered the letter of intent binding on the parties (subject to the ability of the Company to terminate the letter of intent if Elkhorn Goldfields fails to timely make any payment required under the letter of intent, as described below).  The payment schedule also provides for two additional non-refundable payments of $250,000 payable on November 25, 2009 and December 25, 2009 (the “Non-Refundable Payments”), followed by three separate payments of $250,000 payable on January 25, 2010, February 25, 2010, and March 25, 2010, a payment of $1,500,000 payable on April 30, 2010 and a payment of $2,000,000 payable on May 31, 2010 (collectively, including the Non-Refundable Payments, the “Cash Purchase Price”).  The letter of intent provides that any missed scheduled payment will result in the termination of the letter of intent (unless otherwise negotiated) and retention by the Company of the Non-Refundable Payments.  In addition to the Cash Purchase Price, an additional amount of up to US$4 million is payable through a 4% net smelter royalty (“NSR”) with payments commencing coincident with Elkhorn Goldfields’ start of production and to be paid from production until such time as a total of US$4 million is paid thereunder.  Upon full payment of the Cash Purchase Price, the capital stock of Montana Tunnels will be conveyed to Elkhorn Goldfields, subject to the NSR.  In addition, the Company and Elkhorn Goldfields have agreed that, during the next 18 months, they will review other property owned by Montana Tunnels (outside of the current open pit operations and any expansions of the open pit, including the “M Pit”) for future exploration possibilities and that, at the Company’s option, the parties may form a joint venture to pursue such exploration possibilities.

On October 21, 2009, the parties entered into a side letter agreement to clarify certain portions of the letter of intent.  The side letter included agreements between the parties that (i) in light of the existing joint venture relationship between the Company and Elkhorn Tunnels at the Montana Tunnels mine, no further due diligence was required by Elkhorn Goldfields in respect of the Montana Tunnels open pit operation, (ii) future payments made pursuant to the terms of the letter of intent must be made in the form of a wire transfer, which transfers must be received by 5:00 p.m. (Denver time) on the applicable due date and (iii) in the event the letter of intent or the definitive agreement between the parties is terminated due to a default, the existing joint venture agreement between the Company and Elkhorn Tunnels with respect to the Montana Tunnels mine will remain in full force.

Based on the foregoing, the parties have agreed to move forward with the preparation of definitive transaction documents to finalize the transaction.

The foregoing descriptions of the letter of intent and the side letter agreement between the Company and Elkhorn Goldfields are qualified in their entirety by reference to the Letter of Intent dated September 30, 2009 and the Side Letter Agreement dated October 21, 2009, a copy of which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

     (d)     Exhibits

10.1	Letter of Intent dated September 30, 2009, between Apollo Gold Corporation and Elkhorn Goldfields Inc.

10.2	Side Letter Agreement dated October 21, 2009, between Apollo Gold Corporation and Elkhorn Goldfields Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 23, 2009

APOLLO GOLD CORPORATION

By:	/s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice President – Finance and Corporate Development

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EXHIBIT INDEX

Exhibit Number	Description of Document
10.1	Letter of Intent dated September 30, 2009, between Apollo Gold Corporation and Elkhorn Goldfields Inc.
10.2	Side Letter Agreement dated October 21, 2009, between Apollo Gold Corporation and Elkhorn Goldfields Inc.